Exhibit 99.1

Mesa-Royalty-Trust

Mesa Royalty Trust Announces Trust Income for September 2016

MESA ROYALTY TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

HOUSTON, TEXAS September 16, 2016 — Mesa Royalty Trust (NYSE symbol-MTR) announced the Trust income distribution for the month of September 2016. Unitholders of record on September 30, 2016 will receive distributions amounting to $0.059363199 per unit payable on October 31, 2016. The Trust received $80,741 and $0.00 from the New Mexico and Colorado portions of the San Juan Basin Properties. Royalty income from the Hugoton Properties totaled $35,537.

This press release contains forward-looking statements.  Although the working interest owners have advised the Trustee that the working interest owners believe that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The working interest owners alone control historical operating data, and handle receipt and payment of funds relating to the royalty properties and payments to the Trust for the related royalty. The Trustee cannot assure that errors or adjustments by the working interest owners, whether historical or future, will not affect future royalty income and distributions by the Trust.  Other important factors that could cause these statements to differ materially include delays in actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, and other factors described in the Trust’s Form 10-K for the year ended December 31, 2015 under “Item 1A. Risk Factors”.  Statements made in this press release are qualified by the cautionary statements made in such risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

Contact:                                                Mesa Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Elaina Conley

713-483-6020

http://mtr.investorhq.businesswire.com/

601 Travis Street, Floor 16, Houston, TX 77002